SECURITIES AND EXCHANGE COMMISSION
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AMENDMENT NO.  2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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RVPLUS INC.
(Exact Name of Registrant in its Charter)

Delaware	3714	27-1986126
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

RVPLUS INC.
4278 S. Chegwidden Lane
Taylorsville, Utah 84123
Tel.: (801) 674-3757
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

CORPORATION SERVICE COMPANY
2711 Centerville Road, Suite 400
Wilmington, DE 19808
(302) 636-5401
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, $0.0001 par value per share.	4,380,000	$0.01	$43,800	$3.12

(1) This Registration Statement covers the resale by our selling shareholders of up to 4,380,000 shares of our common stock, par value $0.0001 per share, previously issued to such selling shareholders.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.01 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to completion, dated  October  _, 2010
RVPLUS INC.
4,380,000 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.01 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: ____________, 2010

Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “RVPLUS,” “Company,” “we,” “us” and “our” refer to RVPLUS Inc.

Overview

We are a development stage company incorporated on January 29, 2010 under the laws of the State of Delaware. Our initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of our activities to date have involved developing a business plan and establishing contacts and visibility in the marketplace.

We are a development stage company. Our initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. Our plan is to develop, manufacture and market products related to the recreational vehicle industry. We plan to develop and possibly patent three products: the Auto Brake, Air Brake Safety Lock and Jack Pads. We plan to sell the products we develop as well as act as a retail provider of other RV products through our planned website located at www.rvplusonline.com.

The shares of our common stock being offered for resale by the selling security holders consist of 4,380,000 shares of our common stock beneficially owned by 36 shareholders. Such shareholders include the holders of the 4,380,000 shares sold in our private offering pursuant to Regulation D Rule 506 completed on July 19, 2010 at an offering price of $0.01. The selling security holders may sell some or all of their shares at a fixed price of $0.01 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holders must be made at the fixed price of $0.01 until a market develops for the stock.

Using an annualized figure of $24,500 for our costs, including professional and legal services (e.g. bookkeeping, audit costs, attorney fees, advertising and EDGAR services), costs are approximately $2,040 a month. Given the amount of cash currently on hand, we expect our current cash reserves to last for 18-19 months.

Our independent auditors have issued a going concern opinion that raises substantial doubt about our ability to continue as a going concern. As reflected in the financial statements in this prospectus, we are a development stage company with limited operations. We had a net loss of $8,590 since inception through July 31 , 2010. We incurred professional fees totaling $8,009 and general and administrative expenses of $581 for the same period, inception through July 31 , 2010. Cash on hand as of July 31 , 2010 was $37,994 .

Our President, CEO, CFO and sole director, Christopher M. Day, is currently and will remain after the offering our majority shareholder.

Where You Can Find Us

Our principal executive office is located at 4278 S. Chegwidden Lane, Taylorsville, UT 84123, and our telephone number is (801) 674-3757.

The Offering

Common stock offered by selling security holders	4,380,000 shares of common stock. This number represents 46.7% of our current outstanding common stock (1).

Common stock outstanding before the offering	9,380,000 common shares as of October 26 , 2010.

Common stock outstanding after the offering	9,380,000 shares.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

(1)	Based on 9,380,000 shares of common stock outstanding as of October 26 , 2010.

Summary of Financial Information

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception, January 29, 2010 through April 30, 2010 are derived from our audited financial statements. The statement of operations and balance sheet data from inception, January 29, 2010 through July 31, 2010 are derived from our unaudited financial statements.

	For the Period from Inception (January 29, 2010) through April 30, 2010	For the period from inception (January 29, 2010) through July 31, 2010 (unaudited)
STATEMENT OF OPERATIONS

Revenues	$-	$-
Total Operating Expenses	1,816	8,590
Professional Fees	1,250	8,009
General and Administrative Expenses	566	581
Net Loss	(1,816)	(8,590)

	As of April 30, 2010	As of July 31, 2010
BALANCE SHEET DATA

Cash	$42,034	$37,994
Total Assets	42,034	37,994
Total Liabilities	1,250	2,184
Stockholders’ Equity	40,784	35,810

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

WE HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANY.

We are a development stage company, and to date, our development efforts have been focused primarily on the development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

·        Increase awareness of our brand name;
·        Develop effective business plan;
·        Meet customer standards;
·        Implement advertising and marketing plan;
·        Attain customer loyalty;
·        Maintain current strategic relationships and develop new strategic relationships;
·        Respond effectively to competitive pressures;
·        Continue to develop and upgrade our service; and
·        Attract, retain and motivate qualified personnel.

Our future will depend on our ability to bring our products and services to the market place, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense. Our operation results can also be affected by our ability to introduce new products and services or to adjust pricing to increase our competitive advantage.

OUR INDEPENDENT AUDITORS HAVE ISSUED A GOING CONCERN OPINION THAT RAISES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors have issued a going concern opinion that raises substantial doubt about our ability to continue as a going concern. As reflected in the financial statements in this prospectus, we are a development stage company with limited operations.  We had a net loss of $8,590 since inception through July 31 , 2010. We incurred professional fees totaling $8,009 and general and administrative expenses of $581 for the same period, inception through July 31 , 2010, 2010. Our independent auditors noted that this raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital through stockholder loans and implement our business plan. Cash on hand as of July 31 , 2010 was $37,994 .

WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of substantial resources to implement our business plan. In addition, substantial expenditures will be required to enable us to make future property acquisitions. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We estimate or annual costs to be about $24,500, inclusive of professional and legal services (e.g. bookkeeping, audit costs, attorney fees, advertising and EDGAR services). As such, our costs are about $2,040 a month. Given the amount of cash currently on hand, and assuming annual costs of $24,500, we expect our current cash reserves to last for 18-19 months.

Currently we have not been able to arrange additional financing and we have not begun to seek addition financing. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF CHRISTOPHER M. DAY, OUR PRESIDENT AND DIRECTOR. WITHOUT HIS CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Christopher M. Day, President and Director. We currently do not have an employment agreement with Mr. Day. The loss of the services of our officers could have a material adverse effect on our business, financial condition or results of operation.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We estimate our legal and financial compliance costs to be about $1,500 to $2,000 per month. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

OUR EXECUTIVE OFFICERS LACK SIGNIFICANT MANAGEMENT EXPERIENCE INSIDE A PUBLIC REPORTING COMPANY AND LACK EXPERIENCE WITH RUNNING A COMPANY THAT MANUFACTURES AND DISTRIBUTES PRODUCTS.

Our executive officers lack significant general management experience. They also lack experience with managing a company involved in the manufacture and distribution of products. Our executive officers will be devoting about 10 to 20 hours per week to the Company and will devote more time as necessary to update business plans, test products, meet with suppliers and vendors, etc.

WE HAVE NOT COMPLETED TESTING THE AUTO BRAKE AND WILL NEED TO DO SO TO PROVE THE DESIGN IS SAFE AND EFFECTIVE.

We have yet to fully test the Auto Brake and will need to raise capital to prove the Auto Brake’s design. We must conduct further extensive testing to prove the design of the Auto Brake and to prove that the product is safe and functions as designed. Additional funds will be necessary to complete the testing. If we do not receive such additional funding, the launch of the Auto Brake product may be delayed or cancelled.

TO THE EXTENT THAT WE CONTRACT WITH CHINESE COMPANIES TO MANUFACTURE SOME OR ALL OF THE PARTS USED IN OUR PRODUCTS, SUCH AS THE AIR BRAKE SAFETY LOACK THE RV JACK PADS, WE MAY BE SUBECT TO THE LAWS OF THE PEOPLE’S REPUBLIC OF CHINA AND MAY BE EXPOSED TO ECONOMIC, POLITICAL AND LEGAL RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

The People’s Republic of China (the “PRC”) is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

THE UNCERTAIN APPLICATION OF MANY RELATIVELY NEW PRC LAWS THAT MAY APPLY TO US CREATE AN UNPREDICTABLE BUSINESS ENVIRONMENT AND COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

LABOR COSTS MAY BE INCREASED DUE TO THE IMPLEMENTATION OF THE NEW PRC LABOR CONTRACT LAW, WHICH COULD RESULT IN INCREASED MANUFACTURING COSTS.

The PRC Labor Contract Law was adopted by the Standing Committee of the National People’s Congress of PRC on June 29, 2007 and became effective on January 1, 2008. The implementation of the new law, especially the following provisions, may increase our labor costs: (a) an employer shall make monetary compensation, which shall be based on the number of an employee’s working years with the employer at the rate of one month’s wage for each year, to the employee upon termination of the employment contract with certain exceptions (for example, in the circumstances where the term of a fixed-term employment contract expires and the employee does not agree to renew the contract even though the conditions offered by the employer are the same as or better than those stipulated in the current contract); (b) the wages of an employee on probation may not be less than the lowest wage level for the same job with the employer or less than 80% of the wage agreed upon in the employment contract, and may not be less than the local minimum wage rate; (c) if an employee has been working for the employer for a consecutive period of not less than 10 years, or if a fixed-term employment contract with an employee was entered into on two consecutive occasions, generally the employer should enter into an open-ended employment with such employee, unless the employee requests for a fixed-term employment contract; (d) if an employer fails, in violation of the related provisions, to enter into an open-ended contract with an employee, it shall each month pay to the employee twice his wage, starting from the date on which an open-ended employment contract should have been entered into; (e) if an employer fails to enter into a written employment contract with an employee more than one month but less than one year after the date on which the employer started using him, the employer shall each month pay to the employee twice his wage; and (f) if an employer hires an employee whose employment contract with another employer has not yet been terminated or ended, causing the other employer to suffer a loss, it shall be jointly and severally liable with the employee for the compensation of such loss. Our labor costs may increase due to the implementation of the new PRC Labor Contract Law and our business and results of operations may be materially and adversely affected.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Delaware General Corporate Law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.01 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU WILL EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 300,000,000 shares of capital stock consisting of 200,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, at a price (or exercise prices) below the price at which shares of our common stock are quoted on the OTCBB.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.”  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

Determination of Offering Price

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Dilution

The common stock to be sold by the selling shareholders are provided in Item 7 is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Selling Security Holders

The common shares being offered for resale by the selling security holders consist of the 4,380,000 shares of our common stock held by 36 shareholders. Such shareholders include the holders of the 4,380,000 shares sold in our private offering pursuant to Regulation D Rule 506 completed on July 19, 2010 at an offering price of $0.01. We currently have a total of 37 shareholders, including the additional 5,000,000 restricted shares of common stock owned by our President and Director, Christopher M. Day. However, the shares owned by Mr. Day are not being registered for resale under this registration statement.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  October 26 , 2010 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares of Common Stock Beneficially Owned Prior To Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned After Offering	Percent Ownership After Offering (2)
Juan Arrellano	150,000	150,000	0	0%
Ken Bebbington	50,000	50,000	0	0%
Robert Bebbington	50,000	50,000	0	0%
Sandro Bernardini	100,000	100,000	0	0%
Diane Bradsen & Martin Bradsen	2 00,000	2 00,000	0	0%
Curtis Bryce	150,000	150,000	0	0%
Hugh Butler	100,000	100,000	0	0%
Marilyn Cardinal	200,000	200,000	0	0%
John Carreiro	100,000	100,000	0	0%
Daphne Carter & Stephen Carter	2 00,000	2 00,000	0	0%

Vincent Cheng	100,000	100,000	0	0%
Nicolette Forster & Richard S. Forster	200,000	200,000	0	0%
Gordon Hogan & Janine Hogan	200,000	200,000	0	0%
Frederick Hwang & Patti Hwang	2 00,000	2 00,000	0	0%
Ashley Kochea	30,000	30,000	0	0%
Crystal Kochea	30,000	30,000	0	0%
Foo Koon Lai	100,000	100,000	0	0%
Natalie Leong	100,000	100,000	0	0%
Mary McDonald	75,000	75,000	0	0%
Percy O’Hanley	30,000	30,000	0	0%
Kathryn Peterson	30,000	30,000	0	0%
Wayne J. Price & Winnona Price	1 5 0,000	1 5 0,000	0	0%
Jose Rodriguez	30,000	30,000	0	0%
Rigoberto Rodriguez	30,000	30,000	0	0%
Jason Ross	50,000	50,000	0	0%
Charlene Rougeau	100,000	100,000	0	0%
Richard Ryan	100,000	100,000	0	0%
Nicholas Seldon & Wynnae Huizinga Seldon	200,000	200,000	0	0%
Douglas Stewart	100,000	100,000	0	0%
Mike Story & Jane Groves Story	200,000	200,000	0	0%
DJ Taylor & Karen Taylor	200,000	200,000	0	0%
Hartwig K. Urschitz	75,000	75,000	0	0%
Shirley Werner	150,000	150,000	0	0%
Donnamarie Woods	100,000	100,000	0	0%
Richard Woods & Kathy Woods	200,000	200,000	0	0%
Bruce Wright & Joan Wright	3 00,000	3 00,000	0	0%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes below, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	The percentage of beneficial ownership is based on 9,380,000 shares of Common Stock outstanding post-offering.

To our knowledge, none of the selling shareholders:

-	has had a material relationship with us other than as a shareholder at any time within the past three years;
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
-	are broker-dealers or affiliated with broker-dealers.

Plan of Distribution

The selling security holders may sell some or all of their shares at a fixed price of $0.01 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holders must be made at the fixed price of $0.01 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

- ordinary broker transactions, which may include long or short sales;
- transactions involving cross or block trades on any securities or market where our common stock is trading;
- through direct sales to purchasers or sales effected through agents;
- through transactions in options, swaps or other derivatives (whether exchange listed of otherwise);
- any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that we do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $40,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Description of Securities

General

We are authorized to issue an aggregate number of 300,000,000 shares of capital stock, of which 200,000,000 shares are common stock, $0.0001 par value per share, and 100,000,000 shares are preferred stock, $0.0001 par value per share.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, $0.0001 par value per share. Currently we have 9,380,000 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for the election of the board of directors.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock, $0.0001 par value per share.  Currently we have no shares of preferred stock issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather, to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Our transfer agent is American Registrar and Transfer Co. Their address is 342 East 900 South, Salt Lake City, Utah 84111.

Item 10. Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Li & Company, P.C. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11.  Information about the Registrant

Description of Business

We were incorporated under the laws of the state of Delaware on January 29, 2010. Our offices are located in Taylorsville, Utah. Our plan of business is to raise capital to enable us to develop, test, and manufacture products related to the recreational vehicle industry. At this point in time we are not certain if we will be able to raise or generate sufficient funds to continue with development and testing. Our success depends on our ability to raise additional financing. We have targeted patents as a possibility only and have no definitive plans to patent any products at this time. Initially, we are going to focus on three products that we designed: the Auto Brake; the Air Brake Safety Lock; and Jack Pads. We can begin developing these products if and when we receive sufficient funding.

We plan to sell RV products made by other manufacturers through our planned website. We are presently evaluating which products we will ultimately sell on our online website and who our suppliers will be. At this time, we have not chosen any specific suppliers or products made by other manufacturers to sell through our planned website. Although we have not yet identified specific products, we plan to carry RV accessories for RV storage, cleaning, cooking, and maintenance. We have allocated extra storage space for possible inventory and intend to have inventory on hand to reduce shipping and handling which will lead to the ultimate goal of a lower price to our customers to help drive sales. There is inherent risk associated with selling third-party products. Accordingly, we will only target suppliers who offer extensive warranties. The marketing of products made by other manufacturers is not part of our current business plan and could only be accomplished if we can raise additional capital over and above what we need to execute this business plan so we could afford to stock a larger amount of inventory.

Our plan of business is to raise capital to further develop, test, manufacture, possibly patent and market a number of products related to the recreational vehicle industry including: Class “A” diesel motor homes, travel trailers and fifth wheels. Initially we are going to focus on three products that we have designed that are ready to develop when and if the company receives funding: the Auto Brake, Air Brake Safety Lock and Jack Pads. We do not have any patents pending at this time and do not currently know when we will be in a position to apply for a patent. We plan to sell RV products made by other manufacturers through our planned website located at www.rvplusonline.com. The marketing of other products made by other manufacturers is not part of our business plan and could only be accomplished if we can raise additional capital over and above what we need to execute this business plan so we could afford to stock a larger amount of inventory

We do not have enough capital at this time to commence business operations or to plan a time frame for future operations. We do not have additional financing arranged at this time and cannot begin to develop a plan for future operations unless we receives additional financing.

We currently have no full-time employees and two part-time of employees who serve as our management team. Currently, our two part-time employees, also our directors and executive officers, devote approximately 10-20 hours per week to the company and will continue to dedicate that amount of time until such a time when they deem it is necessary to contribute more.

Our Products

Our Auto Brake was designed to be installed on motorhomes that have an auxiliary brake.  An auxiliary brake operates via a manual switch that activates either an exhaust brake or an engine brake.  An exhaust brake works by causing a restriction in the exhaust much like the intake throttle causes in a gasoline engine. An intake throttle is mechanism by which the flow of a fluid is managed by constriction or obstruction. An engine's power can be increased or decreased by the restriction of inlet gases (i.e. by the use of a throttle), but usually decreased. Nearly all exhaust brakes have what are called “butterfly valves” that are mounted after the turbocharger. A butterfly valve is a valve which can be used for isolating or regulating flow. The closing mechanism takes the form of a disk. Butterfly valves are generally favored because they are lower in cost to other valve designs as well as being lighter in weight, meaning less support is required. The disc is positioned in the center of the pipe, passing through the disc is a rod connected to an actuator on the outside of the valve. Rotating the actuator turns the disc either parallel or perpendicular to the flow. Unlike a ball valve, the disc is present within the flow; therefore, a pressure drop is induced in the flow, regardless of valve position. A turbocharger is a gas compressor that is used for forced induction of an internal combustion engine. An engine brake or compression brake is used on large diesel trucks and on large diesel motorhomes. An engine brake works by opening the exhaust valves at the top of the compression stroke, releasing the compressed air and then immediately closing the valves to create a vacuum in the cylinder which provides immense amounts of braking force.
Current auxiliary brake designs require that the brake be switched on manually. There is typically a high and a low setting. The high setting would be used to slow down from higher rates of speed where the low setting would be used to go from slow to slower. An auxiliary brake can extend the life of the wheel brakes and also greatly reduces stopping distance. The problem is that auxiliary brakes are not used as much as they should be and are not often used in an emergency stop as the driver is usually focused on the brake pedal and the steering wheel. Our Auto Brake allows the driver to turn on the auxiliary brake which will allow the auxiliary brake to operate every time the brake pedal is depressed. Auto Brake will extend the life of the brakes and assist with stopping quicker in an emergency situation.

The Auto Brake will not require an RV owner to modify their existing auxiliary brake in any way. It will be installed after their factory manual auxiliary brake switch. No matter if the Auto Brake is on or off, the existing switch and braking system will work. The factory auxiliary braking system will not know if it was deployed by the factory switch or if it was deployed by Auto Brake. Our concept is to take the power supply and the signal from the ECM that is on route to the factory installed auxiliary brake switch and divert them through the Auto Brake control box. Auto Brake has four wires from its brain that need to be wired to the chassis. Most novice mechanics will be able to install an Auto Brake themselves by following a wiring diagram. The Auto Brake control box is 2.5" by 2.5" by 1" thick.

Motorhome manufacturers build their motorhomes using different chassis. Most diesel motorhomes are built using either a Spartan or Freightliner chassis. We will initially design and manufacture our Auto Brake to be compatible with these two chassis brands. At a later date we will decide what other chassis brands we should design and manufacture the Auto Brake for. We have yet to fully test the Auto Brake and will need to raise capital to prove the Auto Brake’s design.

Each Auto Brake will be delivered with a diagram showing the wiring schematics for the chassis of the customer’s RV. There are four wires for the Auto Brake: two red, one purple and one black. Below is a sample of instructions detailing installation:

1) Locate the 12 volt wire feeding the power to the factory installed auxiliary brake switch. Cut the wire. Splice one of the red wires from the Auto Brake control box with the power wire that you cut. Splice the other red wire from the Auto Brake control box with the other cut end.

2) Locate the brake light switch. The brake light switch is usually located under the driver’s side dash area. Connect the purple wire from the Auto Brake control box with the power wire for the brake light switch.
3) Connect the black wire (the ground) to any good ground location.

We intend to buy the parts to manufacture each Auto Brake in the US. We intend to manufacturer the Auto Brake at a location in Salt Lake City, Utah. The only part of the Auto Brake that will need to be custom fabricated is the main box or the “brain.” We will paint each box at our facility and label it with our sticker with our name and logo.

The Recreation Vehicle Industry Association (“RVIA”) is a national trade association representing recreational vehicle (“RV”) manufacturers and their component parts suppliers who together build more than ninety-eight (98%) percent of the RVs produced in the US. The RVIA estimated that there were 14,900 new motorhomes delivered in the US in 2008. Our Auto Brake will work with and be beneficial to more than half of those motorhomes, or 7,450 motorhomes. This does not include the thousands of motorhomes that are already on the road that could utilize an Auto Brake.

We intend to initially retail the Auto Brake for $179.95. Preliminary research for production and costs show that we will be able to manufacture the Auto Brake locally. The main box or “brain” of the Auto Brake will require custom fabrication. Based on non-firm conversations with local sheet metal fabricators it is believed we can have the main box manufactured locally for $26 (estimate is based on 1,000 boxes in order to maximize profit margin due to the discount in price per unit on larger orders). Additional costs would include paint (inclusive of labor and materials): $3, wiring: $3, solder: $1, RVPlus sticker: $1.20, packaging: $2.25 and labor: $20. Total production costs would be approximately $56.45 allowing for a profit of $123.50 per unit. We are not aware of any competition for our Auto Brake in the marketplace today.

Our Air Brake Safety Lock is designed to prevent the parking brake on a vehicle with air brakes from being disengaged accidently which could cause a motorhome to roll away with potentially disastrous consequences. A spring parking brake works by pulling up or out to activate and push in to de-activate. Our Air Brake Safety Lock would hold the release in an outward position by filling the space and preventing disengagement by accident, by a pet, children etc. This product could also be used by semi truck drivers, fire trucks, school buses and city buses, as they all use either a 7/8" stem or a 1 and 1/4" stem.

Most motorhomes with air brakes have the spring parking brake release located on the driver’s side control panel. Some are located on the dash. They are designed to be easily activated and de-activated, and are within reach of the driver. Most motorhomes that require air brakes weigh in excess of 30,000lbs and the spring brake parking brake is the only brake that is holding the motorhome stationary when parked.

Our Air Brake Safety Lock is made from plastic with a metal spring device that wraps around the base of the spring brake release that prevents it from being pressed down and releasing the parking brake accidently. Each Air Brake Safety Lock will weigh approximately 100 grams and will be approximately 7/8" or 1-1/4" long by 2.5" wide at its widest point. It is applied or removed by squeezing a spring together.

We believe that we can manufacture this product inexpensively, as it is small and simple design. We plan to have the Air Brake Safety Lock manufactured in China and shipped to the United States to reduce costs.  We have no firm quotes, but have spoken to potential manufacturers for this product that are based in China and believe that we can have this product manufactured inexpensively. Preliminary estimates to manufacture our Air Brake Safety Lock range depending on the quantity that we order. If we order 10,000 we anticipate the cost would be approximately $1.75 each. If we were to order 50,000 or more we anticipate the cost would be $1.25 each. Based on ordering 10,000 units per order the cost of shipping from Shanghai, China to Salt Lake City, UT would be $2,700 (quote provided by COSCO Logistics (Americas), Inc. We will initially retail each unit for $14.95.

Our Jack Pads are rubber pads that are placed on the ground under the stabilizing jacks of an RV. Jack Pads are a necessary tool to prevent an RV’s stabilizing jacks from sinking into soft soils, sand or punching through asphalt. Jack Pads also offer increased stability. For years, many RV owners were used wood as pads to lower their leveling jacks on. Wood pads are known to crack, rot, they are heavy, difficult to store and cause splinters from handling. We designed leveling jack pads made from recycled tires and plastics which will offer a sturdier, lighter weight option. Industrial trucks with stabilizers have been using a similar design for years. Other companies manufacture and sell RV jack pads made from similar materials as our Jack Pads. We want to improve the design in several ways including adding a rope handle that can be used to carry the Jack Pads with and pull them from underneath the RV’s stabilizing jacks with an awning rod so RV owners do not have to bend down to pick them up. We would also like to offer attractive color choices and market them in a strong polyester storage bag.

We believe the materials that we are focused on could provide enough strength while being only one inch thick. The dimensions will be 12" by 12" by 1" thick. In storage, all four Jack Pads could take up less space than just one jack pad made from wood. We would like to have our RV Jack Pads manufactured in China to reduce production costs. Our jack pads would be manufactured from recycled materials and have been proven by industrial applications for many years.

There are many competitors that have designed and are currently marketing jack pads similar to our Jack Pads. We believe that we can manufacture them inexpensively and could encourage customers who have purchased our other products to purchase them as an add-on to their order. We plan to focus on a pay-per-click ad campaign on internet RV chat forums for exposure. We estimate that we will sell our Jack Pad for $89.95 per set. We have no firm quotes, but have spoken to the same manufacturers we spoke to regarding manufacturing of the Air Brake Safety Lock. We anticipate we could have 10,000 Jack Pads manufactured in China for $6.15 each. A shipping quote provided by COSCO Logistics, (Americas), Inc. was $3,800 for a total cost of $6.50 each. We will initially retail the Jack Pads for $89.95.

We are aware that there are many competitors for this product in the marketplace today. Some of these competitors are well established companies that are recognized in the industry and have a loyal following customer base that trusts the products that they sell. However, we believe that we can sell our products with competitive pricing and aggressive marketing/advertising.

Marketing Strategy

We believe that the proper marketing of our products is critical to our success. We plan to take a hands-on, proactive approach to marketing our products. Initially, we will have a limited advertising budget. If we fail to create sufficient customer orders from our limited budget, we could be in danger of going out of business or be in need of immediate additional financing.

As previously stated, the domain for the website will be “rvplusonline.com.” Hosting for the website will be obtained through an online provider, such as bluehost.com or godaddy.com for a monthly fee not to exceed $100 per month. An investment of $100 a month will ensure a designated server to allow quick page load times and all server-related support, including the backup of files and one-on-one customer support.

The design of the website will be free from clutter with clear headers directing the consumer to the type of product for purchase. The template for the site can be found at http://www.litecommerce.com/store/main (“LiteCommerce”). Changes will be made to the color, images, and product selection but the site design will be similar. An employee of RVPlus may be able to accomplish the simple changes mentioned above without any training or additional cost. If the customization desired is not available, a web consultant, paid an hourly wage not to exceed thirty dollars ($30), per hour, will be hired to make the changes ($30 has been found to be reasonable after contacting various website consultants). If we do hire a web design professional for help with our website, the time spent on the changes above will not exceed 20 hours for a total cost not to exceed $600.

The implementation of e-commerce will be achieved through free software provided by LiteCommerce. The software that drives e-commerce is readily available and free. In order to implement a website nearly identical to LiteCommerce, the only requirement is the purchase of LiteCommerce software and the purchase of SSL certificates. The purchase of LiteCommerce will provide all required software and virtual shopping cart technology required to have a fully operative e-commerce presence. SSL certificates are required for secure customer purchases. The total cost for the LiteCommerce software and the appropriate SSL certificate will not exceed $750.

Pay-per-click advertising is widely available through major providers such as Google. For search engine optimization, RVPlus will choose the words and phrases to be associated with our banners and advertisements so that when a person searches for something via an internet search engine such as Google, our ad would appear on the results page. For instance, a Google search of “RV jack pads” could be associated with our ads so that our banner would appear on the search results page. The cost for the campaign is flexible. We can to choose the cost for each click (the higher the cost the better placement of our banners and ads e.g. $.01-$.10), and we have the option to set a maximum daily amount, such as $100. RVPlus is only charged each time a person clicks an ad and visits our site. The initial pay-per-click advertising budget will be set $250 per month at $.10 per click (this would potentially send 2,500 people to our site for a reasonable cost) and will be adjusted appropriately in later months.

We are working on the design of an industry-related logo which is memorable and will be displayed on all of our products. We will place ads in the RV classified section of related trade papers and magazines. We have registered the domain name “rvplusonline.com.” We intend to build an e-commerce website designed to sell our products directly to the end-user. We plan to implement a link exchange program with other recreational vehicle websites. We will initiate a pay-per-click advertising campaign focused primarily on recreational vehicle online chat forums. We believe that our advertising campaign could be our best source for attracting customers to our website.

We also have plans to do road shows where we will visit as many new and used RV dealers as possible to introduce our products to dealers across the United States. We would like to showcase our products in the parts department of as many RV dealers as possible. We may alter our advertising strategy based on the results we receive from trying different strategies.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. You can also find more information in our annual and quarterly reports and accompanying financial statements filed with the SEC. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 4278 S. Chegwidden Lane, Taylorsville, UT 84123, and our telephone number is (801) 674-3757. Office space is provided by our President, Christopher M. Day, at no cost to us. Mr. Day owns the property on which the Company’s principal executive office is located and does not charge us rent.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quoting of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had a total of 37 holders of our common stock, including the 5,000,000 restricted shares owned by our President, Mr. Day. The number of shareholders listed on page is the number of selling shareholders, who are the holders of a total of 4,380,000 shares sold in our private offering pursuant to Regulation D, Rule 506, completed on July 19, 2010 at an offering price of $0.01.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

RVPLUS INC.

April 30, 2010

Index to Financial Statements

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet at April 30, 2010	F-3

Statement of Operations for the Period from January 29, 2010 (Inception) through April 30, 2010	F-4

Statement of Stockholders’ Equity for the Period from January 29, 2010 (Inception) through April 30, 2010	F-5

Statement of Cash Flows for the Period from January 29, 2010 (Inception) through April 30, 2010	F-6

Notes to the Financial Statements	F-7 to F-11

Interim Financial Statements for the Interim Period Ended July 31, 2010 (Unaudited)	F-12 to F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
RVPLUS INC.
(A Development Stage Company)
Salt Lake City, Utah

We have audited the accompanying balance sheet of RVPLUS INC., a development stage company, (the “Company”) as of April 30, 2010 and the related statements of operations, stockholders’ equity and cash flows for the period from January 29, 2010 (inception) through April 30, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2010 and the results of its operations and its cash flows for the period from January 29, 2010 (inception) through April 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company had a deficit accumulated during the development stage at April 30, 2010 and had a net loss and cash used in operations for the period from January 29, 2010 (inception) through April 30, 2010, with no revenues earned since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
August 11, 2010

RVPLUS INC.
( A Development Stage Company)
Balance Sheet

April 30, 2010

ASSETS
CURRENT ASSETS:
Cash	$42,034

Total Current Assets	42,034

Total Assets	$42,034

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses	$1,250

Total Current Liabilities	1,250

STOCKHOLDERS' EQUITY:
Preferred stock at $0.0001 par value: 100,000,000 shares authorized,
none issued or outstanding	-

Common stock at $0.0001 par value: 200,000,000 shares authorized,
9,200,000 shares issued and outstanding	920
Additional paid-in capital	41,680
Deficit accumulated during the development stage	(1,816)

Total Stockholders' Equity	40,784

Total Liabilities and Stockholders' Equity	$42,034
See accompanying notes to the financial statements.

RVPLUS INC.
( A Development Stage Company)
Statement of Operations

For the Period from
January 29, 2010
(inception) through
April 30, 2010

OPERATING EXPENSES:
Professional fees	$1,250
General and administrative expenses	566

Total operating expenses	1,816

LOSS BEFORE TAXES	(1,816)

INCOME TAXES	-

NET LOSS	$(1,816)

NET LOSS PER COMMON SHARE
- BASIC AND DILUTED:	$(0.00)

Weighted common shares outstanding
- basic and diluted	5,461,580

See accompanying notes to the financial statements.

RVPLUS INC.
( A Development Stage Company)
Statement of Stockholders' Equity
For the Period from January 29, 2010 (Inception) through April 30, 2010

				Deficit
	Common Stock, $0.0001 Par Value		Additional	Accumulated	Total
	Number of		Paid-in	during the	Stockholders'
	Shares	Amount	Capital	Development Stage	Deficit

Balance, January 29, 2010 (Inception)	-	$-	$-	$-	$-

Issuance of common stock at inception for
corporate expenses at $0.0001 per share	5,000,000	500			500

Issuance of common stock for cash	4,200,000	420	41,580		42,000
at $0.01 per share

Capital contribution			100		100

Net loss				(1,816)	(1,816)

Balance, April 30, 2010	9,200,000	$920	$41,680	$(1,816)	$40,784

See accompanying notes to the financial statements.

RVPLUS INC.
( A Development Stage Company)
Statement of Cash Flows

For the Period from
January 29, 2010
(inception) through
April 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,816)

Corporate expenses paid with common shares	500
Adjustments to reconcile net loss to net cash
used in operating activities
Changes in operating assets and liabilities:
Accrued expenses	1,250

NET CASH USED IN OPERATING ACTIVITIES	(66)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	42,000
Capital contribution	100

NET CASH PROVIDED BY FINANCING ACTIVITIES	42,100

NET CHANGE IN CASH	42,034

Cash at beginning of period	-

Cash at end of period	$42,034

SUPPLEMENTAL DISCLOSURE
OF CASH FLOWS INFORMATION:
Interest paid	$-
Income taxes paid	$-

See accompanying notes to the financial statements.

RVPLUS INC.
(A Development Stage Company)
April 30, 2010
Notes to the Financial Statements

NOTE 1 - ORGANIZATION

RVPLUS INC. a development stage company, (the “Company”), was incorporated on January 29, 2010 under the laws of the State of Delaware. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace. The Company plans to develop, manufacture and market products related to the recreational vehicle industry.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCONTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Fiscal year end

The Company elected April 30 as its fiscal year end upon its formation.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at April, 30, 2010, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the period from January 29, 2010 (inception) through April 30, 2010.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net loss per common share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding for the period from January 29, 2010 (inception) through April 30, 2010.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009.  Under the provisions of Section 404 of the Sarbanes-Oxley Act, public companies and their independent auditors are each required to report to the public on the effectiveness of a company’s internal controls.  The smallest public companies with a public float below $75 million have been given extra time to design, implement and document these internal controls before their auditors are required to attest to the effectiveness of these controls.  This extension of time will expire beginning with the annual reports of companies with fiscal years ending on or after June 15, 2010.  Commencing with its annual report for the fiscal year ending April 30, 2011, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)).  Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification.  The amendments in this Update also provide a technical correction to the Accounting Standards Codification.  The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary.  That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders.  It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.	A subsidiary or group of assets that is a business or nonprofit activity
2.	A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture
3.	An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.	Sales of in substance real estate. Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.
2.
Conveyances of oil and gas mineral rights.  Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $1,816 at April 30, 2010, net loss of $1,816 and cashed used in operations of $66 for the period from January 29, 2010 (inception) through April 30, 2010, with no revenues during the period.

While the Company is attempting to commence operations and produce revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCKHOLDERS’ EQUITY

Common stock

The Company was incorporated on January 29, 2010 at which time 5,000,000 shares of common stock were issued to the Company’s founder at $0.0001 per share, or $500 for repayment of expenses associated with.the incorporation of the Company.

On April 20, 2010, the Company sold 4,200,000 shares of its common stock in a private placement at $0.01 per share to 41 individuals for $42,000.

NOTE 5 – RELATED PARTY TRANSACTION

Free office space

The Company has been provided office space by its Chief Executive Officer at no cost.  The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

NOTE 6 – INCOME TAXES

Deferred tax assets

At April 30, 2010, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $1,816 that may be offset against future taxable income through 2030.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $617 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $617.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $617 for the period from January 29, 2010 (inception) through April 30, 2010.

Components of deferred tax assets at April 30, 2010 are as follows:

April 30, 2010

Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$617
Less valuation allowance	(617)

Deferred tax assets, net of valuation allowance	$-

Income taxes in the statements of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

For the Period from January 29, 2010 (inception) through April 30, 2010

Federal statutory income tax rate	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%
Effective income tax rate	0.0%

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date of April 30, 2010 through the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were certain reportable subsequent events to be disclosed as follows:

On July 19, 2010, the Company sold 180,000 shares of its common stock in a private placement at $0.01 per share to 6 individuals for $1,800.

RVPLUS INC.
( A Development Stage Company)
Balance Sheets

	July 31, 2010	April 30, 2010
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$37,994	$42,034

Total Current Assets	37,994	42,034

Total Assets	$37,994	$42,034

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses	$2,184	$1,250

Total Current Liabilities	2,184	1,250

STOCKHOLDERS' EQUITY:
Preferred stock at $0.0001 par value: 100,000,000 shares authorized, none issued or outstanding

Common stock at $0.0001 par value: 200,000,000 shares authorized,
9,380,000 and 9,200,000 shares issued and outstanding, respectively	938	920
Additional paid-in capital	43,462	41,680
Deficit accumulated during the development stage	(8,590)	(1,816)

Total Stockholders' Equity	35,810	40,784

Total Liabilities and Stockholders' Equity	$37,994	$42,034

See accompanying notes to the financial statements.

RVPLUS INC.
( A Development Stage Company)
Statement of Operations

	For the Three Months	For the Period from January 29, 2010
	Ended	(inception) through
	July 31, 2010	July 31, 2010
	(Unaudited)	(Unaudited)

OPERATING EXPENSES:
Professional fees	$6,075	$7,325
Professional fees - related party	684	684
General and administrative expenses	15	581

Total operating expenses	6,774	8,590

LOSS BEFORE TAXES	(6,774)	(8,590)

INCOME TAXES	-	-

NET LOSS	$(6,774)	$(8,590)

NET LOSS PER COMMON SHARE
- BASIC AND DILUTED:	$(0.00)	$(0.00)

Weighted common shares outstanding
- basic and diluted	9,223,472	7,352,888

See accompanying notes to the financial statements.

RVPLUS INC.
( A Development Stage Company)
Statement of Stockholders' Equity
For the Period from January 29, 2010 (Inception) through July 31, 2010
(Unaudited)

				Deficit
	Common Stock, $0.0001 Par Value		Additional	Accumulated	Total
	Number of		Paid-in	during the	Stockholders'
	Shares	Amount	Capital	Development Stage	Equity

Balance, January 29, 2010 (Inception)	-	$-	$-	$-	$-

Issuance of common shares for incorporation
expenses at $0.0001 per share upon formation	5,000,000	500			500

Issuance of common shares for cash at $0.01 per
share on April 20, 2010	4,200,000	420	41,580		42,000

Capital contribution			100		100

Net loss				(1,816)	(1,816)

Balance, April 30, 2010	9,200,000	920	41,680	(1,816)	40,784

Issuance of common shares for cash at $0.01 per
share on July 19, 2010	180,000	18	1,782		1,800

Net loss				(6,774)	(6,774)

Balance, July 31, 2010	9,380,000	$938	$43,462	$(8,590)	$35,810

See accompanying notes to the financial statements.

RVPLUS INC.
( A Development Stage Company)
Statement of Cash Flows

	For the Three Months	For the Period from January 29, 2010
	Ended	(inception) through
	July 31, 2010	July 31, 2010
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,774)	$(8,590)

Corporate expenses paid with common shares	-	500
Adjustments to reconcile net loss to net cash
used in operating activities
Changes in operating assets and liabilities:
Accrued expenses	934	2,184

NET CASH USED IN OPERATING ACTIVITIES	(5,840)	(5,906)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	1,800	43,800
Capital contribution	-	100

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,800	43,900

NET CHANGE IN CASH	(4,040)	37,994

Cash at beginning of period	42,034	-

Cash at end of period	$37,994	$37,994

SUPPLEMENTAL DISCLOSURE
OF CASH FLOWS INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to the financial statements.

RVPLUS INC.
(A Development Stage Company)
July 31, 2010
Notes to the Financial Statements
(Unaudited)

NOTE 1 - ORGANIZATION

RVPLUS INC. a development stage company, (the “Company”), was incorporated on January 29, 2010 under the laws of the State of Delaware. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace. The Company plans to develop, manufacture and market products related to the recreational vehicle industry.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCONTING POLICIES

Basis of presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.  Unaudited interim results are not necessarily indicative of the results for the full fiscal year.  These financial statements should be read in conjunction with the financial statements of the Company for the fiscal year ended April 30, 2010 and notes thereto contained in the information filed as part of the Company’s Registration Statement on Form S-1, of which this Prospectus is a part.

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification.  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Fiscal year end

The Company elected April 30 as its fiscal year end upon its formation.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at July 31, 2010, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the interim period ended July 31, 2010 or for the period from January 29, 2010 (inception) through July 31, 2010.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net loss per common share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding for the interim period ended July 31, 2010 or for the period from January 29, 2010 (inception) through July 31, 2010.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)).  Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification.  The amendments in this Update also provide a technical correction to the Accounting Standards Codification.  The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary.  That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders.  It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.	A subsidiary or group of assets that is a business or nonprofit activity
2.	A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture
3.	An exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.	Sales of in substance real estate. Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.
2.
Conveyances of oil and gas mineral rights.  Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) Improving Disclosures about Fair Value Measurements”, which provides amendments to Subtopic 820-10 that require new disclosures as follows:

1.
Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

2.
Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).

This Update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows:

1.
Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

2.
Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

This Update also includes conforming amendments to the guidance on employers' disclosures about postretirement benefit plan assets (Subtopic 715-20). The conforming amendments to Subtopic 715-20 change the terminology from major categories of assets to classes of assets and provide a cross reference to the guidance in Subtopic 820-10 on how to determine appropriate classes to present fair value disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

In February 2010, the FASB issued the FASB Accounting Standards Update No. 2010-09 “Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements”, which provides amendments to Subtopic 855-10 as follows:

1.
An entity that either (a) is an SEC filer or(b) is a conduit bond obligor for conduit debt securities that are traded in a public market (a domestic or foreign stock exchange or an over-the-counter market, including local or regional markets) is required to evaluate subsequent events through the date that the financial statements are issued. If an entity meets neither of those criteria, then it should evaluate subsequent events through the date the financial statements are available to be issued.

2.
An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements.

3.
The scope of the reissuance disclosure requirements is refined to include revised financial statements only. The term revised financial statements is added to the glossary of Topic 855. Revised financial statements include financial statements revised either as a result of correction of an error or retrospective application of U.S. generally accepted accounting principles.

All of the amendments in this Update are effective upon issuance of the final Update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010.

In April 2010, the FASB issued the FASB Accounting Standards Update No. 2010-17 “Revenue Recognition — Milestone Method (Topic 605) Milestone Method of Revenue Recognition”, which provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive.

Determining whether a milestone is substantive is a matter of judgment made at the inception of the arrangement. The following criteria must be met for a milestone to be considered substantive. The consideration earned by achieving the milestone should:

1.	Be commensurate with either of the following:
a.	The vendor's performance to achieve the milestone
b.	The enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor's performance to achieve the milestone
2.	Relate solely to past performance
3.	Be reasonable relative to all deliverables and payment terms in the arrangement.

A milestone should be considered substantive in its entirety. An individual milestone may not be bifurcated. An arrangement may include more than one milestone, and each milestone should be evaluated separately to determine whether the milestone is substantive. Accordingly, an arrangement may contain both substantive and nonsubstantive milestones.

A vendor's decision to use the milestone method of revenue recognition for transactions within the scope of the amendments in this Update is a policy election. Other proportional revenue recognition methods also may be applied as long as the application of those other methods does not result in the recognition of consideration in its entirety in the period the milestone is achieved.

A vendor that is affected by the amendments in this Update is required to provide all of the following disclosures:

1.	A description of the overall arrangement
2.	A description of each milestone and related contingent consideration
3.	A determination of whether each milestone is considered substantive
4.	The factors that the entity considered in determining whether the milestone or milestones are substantive
5.	The amount of consideration recognized during the period for the milestone or milestones.

The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity's fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. Additionally, a vendor electing early adoption should disclose the following information at a minimum for all previously reported interim periods in the fiscal year of adoption:

1.	Revenue
2.	Income before income taxes
3.	Net income
4.	Earnings per share
5.	The effect of the change for the captions presented.

A vendor may elect, but is not required, to adopt the amendments in this Update retrospectively for all prior periods.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $8,590 at July 31, 2010, a net loss of $6,774 and cash used in operations of $5,840 for the interim period then ended, with no revenues earned during the period.

While the Company is attempting to commence operations and produce revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCKHOLDERS’ EQUITY

Common stock

The Company was incorporated on January 29, 2010 at which time 5,000,000 shares of common stock were issued to the Company’s founder at $0.0001 per share, or $500 for repayment of expenses associated with the incorporation of the Company.

On April 20, 2010, the Company sold 4,200,000 shares of its common stock in a private placement at $0.01 per share to 41 individuals for $42,000.

On July 19, 2010, the Company sold 180,000 shares of its common stock in a private placement at $0.01 per share to 6 individuals for $1,800.

NOTE 5 – RELATED PARTY TRANSACTIONS

Free office space

The Company has been provided office space by its Chief Executive Officer at no cost.  The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Stock transfer agent services provided by a related party

A related party provided the stock transfer agent services to the Company whereby the president of the Company is an officer.  The Company paid $684 for the stock transfer agent services to the related party for the interim period ended July 31, 2010.

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operations provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

Our plan of business is to raise capital to further develop, test, manufacture, patent and market a number of products related to the recreational vehicle industry including: Class “A” diesel motorhomes, travel trailers and fifth wheels. Initially we are going to focus on three products that we have designed that are ready to develop when and if the company receives funding. We plan to sell RV products made by other manufacturers through our planned website. The marketing of other products made by other manufacturers is not part of our business plan and could only be accomplished if we can raise additional capital over and above what we need to execute this business plan so we could afford to stock a larger amount of inventory.

Using an annualized figure of $24,500 for our costs, including professional and legal services (e.g. bookkeeping, audit costs, attorney fees, advertising and EDGAR services), costs are approximately $2,040 a month. Given the amount of cash currently on hand, we expect our current cash reserves to last for 18-19 months.

We do not have enough capital at this time to commence business operations or to plan a time frame for future operations. We do not have any additional financing lined up at this time and cannot begin to develop a plan for future operations unless we receives additional financing.

Limited Operating History

We have generated no independent financial history and have not previously demonstrated that we will be able to expand our business. Our business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of our business model and/or sales methods.

Results of Operations

For the period from January 29, 2010 (inception), to April 30, 2010, we had $0 in revenue. Expenses for the period totaled $1,816 resulting in a net loss of $1,816.  Expenses for the period consisted of $1,250 in professional fees and $566 for General and administrative expenses.

Capital Resources and Liquidity

As of April 30, 2010 we had $42,034 cash on hand.

Based upon the above, we believe that we have enough cash to support our daily operations while we are attempting to commence operations and produce revenues. However, if we are unable to satisfy our cash requirements we may be unable to proceed with our plan of operations.  We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we will suspend or cease operations.

Using an annualized figure of $24,500 for our costs, including professional and legal services (e.g. bookkeeping, audit costs, attorney fees, advertising and EDGAR services), costs are approximately $2,040 a month. Given the amount of cash currently on hand, we expect our current cash reserves to last for 18-19 months.

We currently have no full-time employees and two part-time of employees who serve as our management team. Currently, our two part-time employees, also our directors and executive officers, devote approximately 10-20 hours per week to the company and will continue to dedicate that amount of time until such a time when they deem it is necessary to contribute more.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of April 30, 2010. Our executive officer is elected annually by our Board of Director. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Christopher M. Day	24	President, Chief Executive Officer, Principal Accounting Officer, Chief Financial Officer, and Director
Jeffrey G. Lynds	24	Treasurer, Secretary

Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years.

Mr. Christopher M. Day, President, Chief Executive Officer, Principal Accounting Officer, Chief Financial Officer, Director.

Christopher M. Day was born in Salt Lake City, UT on January 27, 1986 and currently resides there. Mr. Day has had an active interest in entrepreneurism since a very young age. Mr. Day’s first business experience came at the age of 13 when he independently taught himself website creation and design. Mr. Day built websites and contracted with advertising agencies that had an online presence and successfully generated income through “pay-per-click” programs.

Mr. Day’s ambition of entrepreneurism encouraged him to attend the University of Utah beginning in 2004. Mr. Day achieved an Associate’s Degree in Applied Science in 2006 and obtained a Bachelor’s Degree of Science in Business Administration in 2008.

Commencing in 2006 Mr. Day began working full time at American Registrar & Transfer Co. as an account manager, while continuing with night classes at the University of Utah. Following his graduation in 2008 he was made Vice President of American Registrar & Transfer Co. Mr. Day is currently employed by American Registrar & Transfer Co. and devotes approximately 25-30 hours per week there.

Mr. Day’s responsibilities at American Registrar & Transfer Co. consist of certain day-to-day activities such as the original issue of stock certificates, transfer of pre-existing stock certificates, and providing services by request on behalf of the companies for which American Registrar & Transfer Co. acts as stock transfer agent. Since his appointment as Vice President, much of his focus has shifted to implementing compliance policies and procedures with regard to changes in regulation as well as dealing with issues arising with current technological changes within the industry. Furthermore, Mr. Day has also been actively redefining American Registrar & Transfer Co.’s strategic plan in light of economic conditions and regulatory changes.

Mr. Jeffrey G. Lynds , Treasurer, Secretary.

Mr. Jeffrey G. Lynds was born July 11, 1986 in Melbourne, Florida.  As a teenager he relocated to Sandy, Utah and graduated from Alta High School in 2004.  Following high school he was awarded the New Century Scholarship, and chose to attend the University of Utah.  In just two years he received a Bachelor of Arts in Political Science.

After graduation, Mr. Lynds enrolled Villanova Law School and Business School located outside Philadephia, Pennsylvania where he is currently enrolled in a JD/MBA program.  He graduate d from Villanova Law School in May 2010 and is expected to graduate from Villanova Business School in 2011.

For the last two years he has been working with NBA agent Andre Buck as a member of the Basketball Operations team.  In his time in the industry he has helped players prepare for the NBA Draft and reviewed contracts from various international teams.

Mr. Lynds has been employed by the Company since our inception and also served as a director for a brief period of time, but resigned on February 25, 2010 (not as the result of any adverse circumstances with the company). Mr. Lynds currently serves as our Secretary and Treasurer.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended April 30, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Christopher M. Day,	2008	$0	0	0	0	0	0	$0	$0
President, Chief	2009	$0	0	0	0	0	0	$0	$0
Executive Officer, Chief Financial Officer, Director

Jeffrey G. Lynds,	2008	$0	0	0	0	0	0	$0	$0
Treasurer, Secretary	2009	$0	0	0	0	0	0	$0	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table for the period from inception through April 30, 2010.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period from inception through April 30, 2010 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to named executive officers in the last completed fiscal year under any LTIP.

Compensation of Executive Officers

Currently, our executive officers do not receive compensation in the form of annual salaries of incentive cash or equity compensation. No amounts have been paid to, or accrued to, our executive officers in such capacity.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

Currently, we do not have an employment agreement in place with our officers and director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of October 26, 2010 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Name	Number of Shares Beneficially Owned	Percent of Class (1)
Christopher M. Day, President, CEO, CFO, Director 4278 S. Chegwidden Lane Taylorsville, Utah 84123	5,000,000	53.3%

All Executive Officers and Directors as a group (1 person)	5,000,000	53.3%

(1) Based on 9,380,000 shares of common stock outstanding as of October 26 , 2010

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have only one director, Christopher M. Day. We have no independent directors nor have we formed any nominating, audit or compensation committees. Office space is provided by our President, Christopher M. Day, at no cost to us. Mr Day owns the property on which the Company’s principal executive office is located and does not charge us rent.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

Our directors and officers are indemnified as provided by Delaware General Corporate Law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

RVPLUS INC.

4,380,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is__________, 2010

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$2.99
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$3,500
Legal fees and expense	$35,000
Blue Sky fees and expenses	$1,500
Miscellaneous	$0
Total	$40,002.99

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by Delaware General Corporate Law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities.

We were incorporated in the State of Delaware on January 29, 2010 and 5,000,000 shares of common stock were issued to Christopher M. Day, the Company’s founder, at $0.0001 per share or $500, for repayment of expenses associated with the incorporation of the Company. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founder’s shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Day had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

The Company sold, through a Regulation D, Rule 506 offering completed on July 1 9 , 2010, a total of 4,380,000 shares of common stock to 36 investors, at a price of $0.01 per share, for an aggregate offering proceeds of $43,800. The following sets forth the identity of persons to whom we sold these shares and the amount of shares owned by each shareholder:

Name	Shares of Common Stock Beneficially Owned
Juan Arrellano	150,000
Ken Bebbington	50,000
Robert Bebbington	50,000
Sandro Bernardini	100,000
Diane Bradsen & Martin Bradsen	200,000
Curtis Bryce	150,000
Hugh Butler	100,000
Marilyn Cardinal	200,000
John Carreiro	100,000
Daphne Carter & Stephen Carter	200,000
Vincent Cheng	100,000
Nicolette Forster & Richard S. Forster	200,000
Gordon Hogan & Janine Hogan	200,000
Frederick Hwang & Patti Hwang	200,000
Ashley Kochea	30,000
Crystal Kochea	30,000
Foo Koon Lai	100,000
Natalie Leong	100,000
Mary McDonald	75,000
Percy O’Hanley	30,000
Kathryn Peterson	30,000
Wayne J. Price & Winnona Price	150,000
Jose Rodriguez	30,000
Rigoberto Rodriguez	30,000
Jason Ross	50,000
Charlene Rougeau	100,000
Richard Ryan	100,000
Nicholas Seldon & Wynnae Huizinga Seldon	200,000
Douglas Stewart	100,000
Mike Story & Jane Groves Story	200,000
DJ Taylor & Karen Taylor	200,000
Hartwig K. Urschitz	75,000
Shirley Werner	150,000
Donnamarie Woods	100,000
Richard Woods & Kathy Woods	200,000
Bruce Wright & Joan Wright	300,000

Please note that pursuant to Rule 506, all shares purchased in the Regulation D, Rule 506 offering were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either “accredited investors” as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or “sophisticated investors” as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

(A)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(B)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(C)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(D)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation *
3.2	By-Laws *
5.1	Opinion of Anslow & Jaclin, LLP
23.1	Consent of Li & Company, P.C.

*Filed as an exhibit to the Form S-1 Registration Statement filed on August 11, 2010.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Taylorsville, State of Utah on October 26 , 2010.

RVPLUS INC.

By:	/s/ Christopher M. Day
Name: Christopher M. Day
Position: President, Chief Executive Officer, Principal Accounting Officer, Chief Financial Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/Christopher M. Day
Name: Christopher M. Day
Position: President, Chief Executive Officer, Principal Accounting Officer, Chief Financial Officer, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher M. Day and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of RV PLUS INC.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

By:	/s/Christopher M. Day
Name: Christopher M. Day
Position: President, Chief Executive Officer, Principal Accounting Officer, Chief Financial Officer, and Director